Exhibit 10.26

November 26, 2005

Mr. Henry C. Duques

Dear Mr. Duques:

This letter sets forth the terms and conditions of your employment with First Data Corporation (the “Company”).

1. Duties. Effective as of November 26, 2005 (the “Commencement Date”), you will commence employment as the Chief Executive Officer of the Company . You shall also be elected as a member of the Board of Directors (the “Board”). You will become Chairman of the Board, effective as of January 1, 2006. You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the conscientious performance of your duties hereunder.

2. Term. You shall serve hereunder for such period as shall be determined by the Board, which is currently expected to be approximately two years from the Commencement Date. It is agreed and understood that the Board may, at any time, appoint another person to serve as Chief Executive Officer and/or Chairman of the Board. In the event that you are replaced as to only one such position, you shall have the right, upon thirty days’ written notice to the Board (or such lesser period of notice as the Board shall accept), to terminate your employment hereunder. It is also agreed and understood that, except with respect to the special provisions applicable in respect of the Options (as set forth in paragraph 4 hereof), you shall not be entitled to any severance or other termination or retirement benefits on account of your separation from employment.

3. Base Salary. As consideration for the services to be performed by you under the terms of this letter, the Company will pay you a base salary in the amount of $250,000 per annum, payable at the same time as the Company pays salary to its other executive employees and subject to all applicable deductions or reductions therein made pursuant to your elections under the Company’s compensation plans or programs. The Company recognizes that you have requested this level of salary in consideration for the grant of stock options referred to below.

4. Annual Bonus. You will be eligible to receive an annual bonus, starting with calendar year 2006, based on the achievement of such performance objectives as shall be determined by the Board (or the duly authorized committee thereof). Your target annual bonus will be $1.4 million, with the opportunity to receive a greater or lesser amount (including zero) depending on the assessed level of performance. Except in the event that you shall be employed for less than the full calendar year for any of the reasons specified in paragraph 2 (in which case the Board or a duly authorized committee shall determine the amount to be payable to you for such partial calendar year), payment of any such annual bonus shall be contingent on your being employed for the full calendar year.

5. Stock Options. Effective as of the Commencement Date, you will be granted a stock option having a five-year term in respect of 850,000 shares of the Company’s common stock (the “Option”) under the terms of the Company’s 2002 Long-Term Incentive Plan (the “2002 Plan”). In consideration of, and as an inducement for you to recommence your employment and accept appointment as the Company’s Chief Executive Officer, one half of this Option (pertaining to 425,000 shares of the Company’s common stock) shall be immediately vested and exercisable. Subject to (i) your not having voluntarily terminated your employment prior to the second anniversary of the Commencement Date (other than as expressly permitted under paragraph 2 above) and (ii) our not having terminated your employment for Cause (as defined in 2002 Plan), the remaining half of the Option will become exercisable and vested on the second anniversary of the Commencement Date. The remaining half of the Option will also become exercisable and vested on an accelerated basis to the extent expressly provided under the terms of the 2002 Plan, such as upon the date, if any, on which a Change of Control (as defined in the 2002 Plan) occurs or on which your employment terminates due to your death or Disability (as defined in the 2002 Plan). The remaining half of the Option shall also become exercisable and vested in the event that your employment terminates in accordance with the provisions of Section 2. Unless you voluntarily terminate your employment prior to the second anniversary of the Commencement Date or your employment is terminated for Cause, you shall be treated as having retired for purposes of the 2002 Plan, so that, once the Option has become exercisable and vested, it shall remain exercisable for a period of four years from the date your employment hereunder terminates (or, if less, for the remainder of its term). The per share exercise price for the shares subject to the Option will be the Fair Market Value (as defined in the 2002 Plan) on the Commencement Date, as determined in accordance with the terms of the 2002 Plan. All other terms of the Option will be as provided in the 2002 Plan and the form of non-qualified stock option agreement previously filed with the Securities and Exchange Commission with respect to stock options granted to executive employees.

6. Employee Benefits. While you are providing services pursuant to this letter agreement, you will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees (including, but not limited to, coverage under the Company’s medical, dental, life and disability insurance plans and participation in the

Company’s savings plan) as in effect from time to time on the same basis as the Company’s other employees, subject to the terms and provisions of such plans and programs. You will be eligible to receive the perquisites and other personal benefits made available to the Company’s senior executives from time to time.

7. Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company’s policies, practices and procedures.

8. General Provisions. No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company’s Board of Directors and is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York, without giving effect to its conflict of laws provisions.

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If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

Sincerely,

FIRST DATA CORPORATION

ACCEPTED AND AGREED as of this th day of November, 2005

/s/ Henry C. Duques